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                                                                       EXHIBIT 5


                               [SASM&F Letterhead]

                                                                  April 13, 2000

Citibank, N.A.
  as Depositary
111 Wall Street
New York, New York 10043
U.S.A.

           Re:  American Depositary Shares
                Representing Ordinary Shares of
                Chartered Semiconductor Manufacturing Ltd

Ladies and Gentlemen:

           We refer to the Registration Statement on Form F-6 (the "Registration Statement") relating to American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") to be issued under the Deposit Agreement (the form of which is set forth as an exhibit to the Registration Statement) (the "Deposit Agreement") among Chartered Semiconductor Manufacturing Ltd, a company incorporated under the laws of the Republic of Singapore (the "Company"), Citibank, N.A., a national banking association organized under the laws of the United States of America (the "Depositary"), and all holders and beneficial owners from time to time of ADSs issued thereunder. Each ADS represents ten (10) deposited ordinary registered shares of the Company, par value S$0.26 each, including evidence of rights to receive such shares ("Shares"). The Registration Statement is being signed and filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), by the Depositary on behalf of the legal entity created by the Deposit Agreement.

           In our capacity as counsel to the Depositary, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

           In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that all parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon
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Citibank, N.A.
April 13, 2000
Page 2

oral or written statements and representations of officers and other representatives of the Depositary and others.

           Members of our firm are admitted to the Bar in the State of New York. We do not express any opinion as to the laws of any other jurisdiction (or as to the effect of the laws of any other jurisdiction on the opinions stated herein), including the Republic of Singapore.

           Based upon and subject to the foregoing, we are of the opinion that upon due issuance, execution and delivery by the Depositary of ADSs against the deposit of Shares in respect thereof, in accordance with the terms of the Deposit Agreement, such ADSs will be legally issued and the holders and beneficial owners thereof will be entitled to the rights of owners of ADSs specified in the ADR evidencing such ADSs and in the Deposit Agreement.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                               Very truly yours,

                               /s/ Skadden, Arps, Slate, Meagher & Flom LLP